Exhibit 99.1

BRINK’S HOME SECURITY HOLDINGS, INC. REPORTS THIRD QUARTER

2009 FINANCIAL RESULTS

Delivers GAAP earnings per share of $0.28 and non-GAAP earnings per share of $0.42

Monthly recurring revenue (“MRR”) rose 9.0 percent from a year ago to $43.4 million

Ending subscribers increased 4.9 percent compared to a year ago

Trailing twelve-month disconnect rate was 8.1 percent

IRVING, Texas, November 5, 2009 – Brink’s Home Security Holdings, Inc. (NYSE: CFL), a premier provider of monitored security services in North America, now operating under the brand Broadview Security, today reported financial results for the third quarter ended September 30, 2009.

“Once again, the Company achieved solid financial results, delivering organic growth in revenue and customer count. We are particularly pleased with our 9 percent growth in monthly recurring revenue,” said president and chief executive, Bob Allen. He continued, “We introduced our new brand at the beginning of the third quarter and are encouraged by the positive reception of the Broadview Security brand name by both existing and prospective customers. We now believe we will invest between $60 million and $90 million of incremental spending to fully establish our new brand over the next two to three years, versus the previous estimate of between $70 million and $120 million. Despite a weak housing market and high unemployment, our expectations for the full year 2009 remain unchanged: we expect growth in our monthly recurring revenue, GAAP operating profit, and subscriber base. Looking forward to 2010, we expect continued growth in subscribers, monthly recurring revenue, and GAAP operating profit.”

Third Quarter Results

Revenue for the third quarter of 2009 was $143.7 million, representing an increase of 6.1 percent from $135.4 million recorded in the same period last year. The increase in revenue was primarily due to continued growth in the subscriber base, up 4.9 percent from a year ago, and a 4.0 percent increase in average monthly recurring revenue per ending subscriber, partially offset by lower pre-wire and trim-out revenues from our new home builder customers.

Operating profit was $21.3 million, compared to $22.8 million in the third quarter of 2008. The third quarter 2009 operating profit margin was 14.8 percent compared to 16.8 percent in the comparable quarter in 2008. The decrease in margin was largely due to brand introduction costs and an increase in impairment charges related to customer disconnects, partially offset by the reduction in royalty rate charged to the Company by its former parent and higher profits from recurring services on the larger subscriber base. (Historically, the royalty rate had been approximately 7 percent of revenue, but decreased to approximately 1.25 percent of revenue beginning November 1, 2008.) Brand introduction costs reduced operating profit in the third quarter of 2009 by $10.6 million. Excluding the brand introduction costs, operating profit would have been $31.9 million with a 22.2 percent operating margin. Additionally, had the royalty rate been approximately 1.25 percent of revenues in 2008, operating profit in the third quarter of 2008 would have been $30.6 million with a 22.6 percent operating margin.

Net income for the third quarter of 2009 was $13.1 million and diluted GAAP earnings per share were $0.28, compared to net income of $14.0 million and pro forma earnings per share of $0.30 in the same period last year. (The terminology ‘pro forma earnings per share’ is used in conjunction with the financial results for the three and nine months ended September 30, 2008. The Company was not public at that time and the fully diluted number of shares outstanding was, therefore, calculated on a ‘pro forma’ basis.) The decrease in net income was primarily due to the brand introduction costs and, to a lesser extent, increased impairment costs related to subscriber disconnects. These higher expenses were partially offset by lower royalty expense incurred in the third quarter of 2009 and, to a lesser extent, the profit impact of the larger subscriber base. Brand introduction costs reduced net income by $6.5 million, or $0.14 per share, in the third quarter of 2009.

Non-GAAP Information

Non-GAAP Financial Results

In the table below, non-GAAP financial results for the three and nine months ended September 30, 2009 have been adjusted to exclude the brand introduction expenses incurred in the respective periods. The three months and nine months ended September 30, 2008 non-GAAP financial results were adjusted to reflect the current royalty rate of 1.25 percent. A complete reconciliation of these non-GAAP figures can be found in the attached schedules.

	Three Months Ended September, 30		Nine Months Ended September, 30
(In millions, except per share data)	2009	2008	2009	2008
	(b), (c)	(a), (c)	(b), (c)	(a), (c)
Non-GAAP Operating Profit	$31.9	$30.6	$87.8	$91.7

Non-GAAP Net Income	$19.6	$18.8	$53.8	$56.1

Non-GAAP Earnings per share – diluted	$0.42	$0.40	$1.17	$1.22

a)	Historically, the Company paid its former parent a royalty of 7 percent on revenues in the United States and 3 percent on revenues in Canada. On November 1, 2008, the royalty rate changed to approximately 1.25 percent of revenues and will continue to be calculated on that basis until the earlier of October 31, 2011 or when the Company ceases the active use of the Brink’s brand name and terminates its brand license agreement. The non-GAAP financial results above have been adjusted to calculate the results as if the royalty rate had been approximately 1.25 percent of revenue for all periods presented. The adjustment to operating profit for the three and nine months ended September 30, 2008 was $7.8 million and $22.4 million, respectively. The adjustment to net income is $4.8 million, or $0.10 per share earnings on a diluted basis, and $13.8 million, or $0.30 per share earnings on a diluted basis, respectively.

b)	Brand introduction expenses for the three and nine months ended September 30, 2009 were $10.6 million, or $0.14 per share on a diluted basis, and $13.9 million, or $0.19 per share on a diluted basis, respectively. The non-GAAP figures above have been adjusted to exclude the effect of these expenses.

c)	In 2009, the Company incurred non-cash litigation charges related to a previously disclosed matter involving an unfavorable jury award associated with a suit brought by a former employee. A revised judgment was recently received for the suit associated with this non-cash litigation charge. Accordingly, for the three months ended September 30 2009 a non-cash credit was recorded benefitting the quarter in the amount of $1.2 million, or $0.02 per share earnings on a diluted basis. The net non-cash litigation charges for the nine months ended September 30, 2009 were $3.2 million, or $0.04 per share earnings on a diluted basis. In 2008, a previously disclosed non-cash accounting correction increased operating profit by $2.4 million, net income by $1.5 million and earnings per share by $0.03 for the nine months ended September 30, 2008. The non-GAAP figures above have not been adjusted to exclude the effect of these items.

Metrics

Monthly recurring revenue (“MRR”) increased 9.0 percent at quarter-end over prior year to $43.4 million, driven by a 4.9 percent increase in ending subscribers and a 4.0 percent increase in average monthly recurring revenue per subscriber.

Adjusted EBITDA from recurring services for the third quarter increased 10.5 percent to $90.5 million compared to $81.9 million in the year-ago quarter.

Adjusted cash invested in new subscribers for the third quarter was $67.3 million compared to $62.0 million in the year-ago quarter.

Please see the attached schedules for a more detailed explanation of these non-GAAP measures and a reconciliation of these non-GAAP measures to their closest GAAP counterparts.

Other Information

The Company ended the third quarter of 2009 with net subscriber additions of approximately 10,100 compared to approximately 13,800 in the same quarter last year. Approximately 41,800 new customer systems were installed during the third quarter of 2009 compared to approximately 42,700 installations in the same period one year ago. The lower volume of installations continues to reflect the weakness in the housing market and continued high unemployment rates.

The annualized disconnect rate for the third quarter of 2009 was 9.4 percent, up from 9.0 percent in the prior year. The increase is due to comparatively more customers requesting termination of service for reasons other than household relocation. Customers continue to cite household financial pressure as a major reason for terminating service. A decrease in disconnects due to customer relocations was offset by an increase in financial write offs of customer accounts. The trailing twelve month disconnect rate at the end of the third quarter was 8.1 percent, up from 7.3 percent in the prior year.

The effective income tax rate for the third quarter of 2009 was 38.5 percent, compared to 38.0 percent in the prior year period.

Capital expenditures totaled $48.1 million in the third quarter of 2009 compared to $45.2 million in the comparable quarter of the prior year.

As of September 30, 2009, cash and cash equivalents totaled $ 108.5 million compared to $103.2 million and $63.6 million at June 30, 2009 and December 31, 2008, respectively. Accounts receivable (net of allowance), were $36.3 million at September 30, 2009 compared to $35.5 million at June 30, 2009. The Company has no long-term debt and has not borrowed on its credit facility.

The Company launched its new brand, Broadview Security, on June 30, 2009 and is progressing in its effort to build awareness of the new brand. The Company spent $1.1 million in the first quarter of 2009, $2.2 million in the second quarter and $10.6 million in the third quarter in brand development, marketing, and conversion costs. The Company currently expects to spend between $7 million and $10 million in brand introduction costs in the fourth quarter of 2009. Consequently, the estimated full year 2009 brand introduction spending is expected to range between $21 million and $24 million. Previously, the Company indicated that total brand introduction costs spread over a multi-year period were anticipated to be between $70 million and $120 million. The Company now believes the incremental spending will range from $60 million to $90 million depending upon new brand awareness levels and the ability to attract new subscribers through marketing efforts. Spending associated with the brand introduction in 2010 is currently estimated to range between $30 million and $40 million.

Financial Outlook

For full year 2009, the Company expects revenue growth to be in the mid single digit range, driven by mid single digit growth in the subscriber base, and upper single digit growth in monthly recurring revenue. The Company expects growth in GAAP operating profit for full year 2009. The full year 2009 disconnect rate is now expected to range between 8.0 percent and 8.2 percent.

Looking forward to 2010, the Company expects mid single digit growth in net subscribers, high single digit growth in revenue and monthly recurring revenue, and positive growth in GAAP operating profit.

Conference Call

At 10:00 a.m. CT (11:00 a.m. ET) on Thursday, November 5, 2009, the Company will host a conference call to discuss the third quarter 2009 results. Interested parties can listen to the conference call by dialing 888-713-4215 (domestic) or 617-213-4867 (international) using pass code 27130081, or via live webcast at www.investors.broadviewsecurity.com under the ‘Investor Information’ tab. Please dial-in at least five minutes prior to the start of the call. Dial-in replay will be available through November 19, 2009 by calling 888-286-8010 (domestic) or 617-801-6888 (international) using the replay pass code 38484859. A webcast replay will also be available at www.investors.broadviewsecurity.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. We disclaim any intention to, and undertake no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. These risks, uncertainties and contingencies, many of which are beyond our control, include, but are not limited to risks inherent in our Spin-off from our former parent corporation, including increased costs and reduced profitability associated with operating as an independent company, the demand for our products and services, the ability to identify and execute further cost and operational improvements and efficiencies in our core business, the actions of competitors, our ability to successfully build and market our new brand, our ability to identify strategic opportunities and integrate them successfully, our ability to maintain subscriber growth, the number of household moves, the level of home sales or new home construction, potential instability in housing credit markets, our estimated reconnection experience, our ability to cost-effectively develop or incorporate new systems or technology in a timely manner, our ability to balance the cost of acquiring customers with the profit from serving existing customers, our ability to keep disconnect rates relatively low, the availability and cost of capital, and general business conditions. For additional risks and uncertainties that could impact our forward-looking statements, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and subsequently quarterly reports on Form 10-Q including but not limited to the discussion under “Risk Factors” therein, filed with the SEC, which you may view at www.sec.gov.

About Brink’s Home Security Holdings, Inc.

Brink’s Home Security Holdings, Inc. (NYSE: CFL), operating as Broadview Security, headquartered in Irving, Texas, is one of the premier providers of security system monitoring services for residential and commercial properties in North America. The Company operates throughout the United States and Western Canada and services over 1.3 million customers. For more information, please visit http://www.broadviewsecurity.com/ or www.brinkshomesecurityholdings.com.

The Company spun-off as an independent publicly-traded company on October 31, 2008 and began trading on the New York Stock Exchange on November 3, 2008 under the symbol “CFL,” which reflects the Company’s mission statement of creating “Customers for Life”.

BRINK’S HOME SECURITY HOLDINGS, INC.

and subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

(In millions, except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues	$143.7	$135.4	$419.7	$397.1

Expenses:
Cost of revenues (a)	71.7	76.3	204.8	219.1
Selling, general and administrative expenses	51.3	36.9	142.2	109.7

Total expenses	123.0	113.2	347.0	328.8
Other operating income, net	0.6	0.6	1.2	1.0

Operating profit	21.3	22.8	73.9	69.3
Interest expense, net	—	0.2	0.1	0.6

Income before income taxes	21.3	22.6	73.8	68.7
Provision for income taxes	8.2	8.6	28.9	26.4

Net income	$13.1	$14.0	$44.9	$42.3

Earnings per common share (b)
Basic	$0.29	$0.31	$0.98	$0.92
Diluted	$0.28	$0.30	$0.98	$0.92
Weighted average common shares outstanding (b)
Basic	45.9	45.8	45.8	45.8
Diluted	46.1	45.9	46.0	45.9

a)	Cost of Revenues includes royalty expense charged to the Company by its former parent company for use of the Brink’s brand name. The rate utilized for fiscal 2008 for the months January through October was a rate of 7 percent of revenues in the United States and 3 percent of revenues outside the United States. However, for the months of November and December 2008, the rate utilized was approximately 1.25 percent of revenues for both within and outside of the United States. Similarly, the rate used for the first, second and third quarters of 2009 was approximately 1.25 percent of revenues and will continue to be approximately 1.25 percent until the earlier of October 31, 2011 or when the Company ceases the active use of the Brink’s brand name.

b)	For the period ended September 30, 2009, basic earnings per share (“EPS”) is computed by dividing net income by the weighted average number of common shares outstanding for the period ended September 30, 2009. Diluted EPS is calculated in a similar manner, but includes the dilutive effect of stock options and restricted stock units outstanding as of September 30, 2009. Basic and diluted earnings per share for the period ended September 30, 2008 were computed on a pro forma basis using the average number of shares of the Company’s common stock outstanding from October 31, 2008 to December 31, 2008. The number of diluted shares used in the calculation is based on the number of shares of the Company’s common stock outstanding plus the estimated potential dilution that could have occurred if options and restricted stock units granted under the Company’s equity-based compensation arrangements were exercised or converted into the Company’s common stock.

BRINK’S HOME SECURITY HOLDINGS, INC.

and subsidiaries

Supplemental Financial Information

(Unaudited)

	Three Months Ended September, 30			Nine Months Ended September, 30
	2009		2008	2009	2008
($ in Millions, except subscriber and disconnect data)
Profit from recurring services		$59.0	47.4	165.9	145.4
Investment in new subscribers		$(37.7)	(24.6)	(92.0)	(76.1)

Operating profit		$21.3	22.8	73.9	69.3

Monthly recurring revenues (a)	$			43.4	39.8
Adjusted EBITDA from recurring services (a), (b)		$90.5	81.9	252.9	239.7
Adjusted cash invested in new subscribers(a),(c)		$(67.3)	(62.0)	(195.0)	(187.6)

Depreciation and amortization		$23.0	21.5	67.8	63.9

Net cash provided by operating activities		$52.5	49.5	185.0	154.5

Capital expenditures – security systems		$44.8	42.3	131.0	127.9
Capital expenditures – non-security system		$3.3	2.9	10.2	7.4

Number of subscribers (in thousands):
Beginning of period		1,338.0	1,271.5	1,301.6	1,223.9
Installations		41.8	42.7	127.5	131.5
Disconnects		(31.7)	(28.9)	(81.0)	(70.1)

End of period		1,348.1	1,285.3	1,348.1	1,285.3
Average number of subscribers		1,342.6	1,279.1	1,328.1	1,259.0

Disconnect rates:

Expressed as an annualized percentage:		9.4	9.0	8.1	7.4
Annualized percentage excluding multi-family disconnects:(d)		9.3	8.5	8.1	7.1
Trailing twelve month disconnect rate:(e)				8.1	7.3

a)	See “Non-GAAP Reconciliations” below.

b)	Adjusted EBITDA from recurring services as presented is adjusted for the change in the royalty rate (see Non-GAAP reconciliation in attached schedules). For the three months and nine months ended September 30, 2009, adjusted EBITDA from recurring services includes the effect of non-cash litigation charges (in the Non-GAAP reconciliation section, see footnote (b) in the table reconciling adjusted EBITDA from recurring services to operating profit).

c)	Adjusted to exclude incremental costs related to the brand introduction.

d)	Multi-family disconnects do not have a material impact on the income statement.

e)	The trailing twelve month disconnect rate includes the impact of multi-family disconnects.

Reconciliation of Non-GAAP Financial Measures to Comparable U.S. GAAP Measures

(Unaudited)

Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of each non-GAAP financial measure used in this earnings release and related conference call, webcast or slide presentation to the most directly comparable GAAP financial measure.

Certain of these measures differ from GAAP in that they exclude certain amounts of royalty expense incurred by the Company on a historical basis. Historically, the Company paid its former parent company a royalty of 7 percent on revenues in the United States and 3 percent on revenues in Canada. On November 1, 2008, the royalty rate changed to approximately 1.25 percent of revenues and will continue to be calculated on that basis until the earlier of October 31, 2011 or when the Company ceases the active use of the “Brink’s” brand name. In deriving the non-GAAP financial measures, the historical royalty rate was calculated using a rate of approximately 1.25 percent and adjusting for the related tax effect. Additionally, for the second quarter and year-to-date 2009, the Company derived non-GAAP measures by adjusting for brand introduction costs incurred (and the related tax effect, where appropriate) in association with the development of the Company’s new brand identity. The Company uses two other non-GAAP financial measures: Monthly Recurring Revenue (“MRR”) and adjusted EBITDA from recurring services. MRR differs from GAAP in that certain revenue components, which are included in GAAP revenue, are excluded from the calculation of MRR. These components include certain revenues that are received by the Company, but that are not derived from monthly contractual billing arrangements, the amortization of deferred revenue related to active subscriber accounts, and recognition of deferred revenue related to subscriber accounts that disconnect. Adjusted EBITDA from recurring services differs from GAAP in that adjustments are made to normalize royalties, to add back non-cash expenses, and to make reductions for other non-cash income items. Adjusted cash invested in new subscribers is a Non-GAAP measure that is used to convey the total cash invested to acquire new subscribers and make additional investments, as necessary, in existing subscribers, without regard to the accounting treatment of the various cash components. It is comprised of primarily capitalized security system costs, marketing and selling expenses, and deferred subscriber acquisition costs (current year payments) less deferred revenue from new subscribers (current year receipts). This measure is adjusted to exclude brand introduction costs. The Company’s basis for these adjustments is described below.

Management uses these non-GAAP measures for internal reporting and forecasting purposes, for publicly providing its business outlook, and for evaluating the Company’s performance. The Company has provided these non-GAAP financial measures in addition to GAAP financial results because it believes that these non-GAAP financial measures provide useful information to certain investors and financial analysts for comparison across accounting periods when evaluating the Company’s historical and prospective financial performance and, therefore, is useful to investors and financial analysts in helping them to better understand the Company’s operating results and underlying operational trends. The Company has historically provided this or similar information and understands that some investors and financial analysts find this information helpful in analyzing the Company’s margins, net income and comparing the Company’s financial performance to that of its peer companies and competitors.

These non-GAAP financial measures are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and may differ from the non-GAAP information used by other companies. There are significant limitations associated with the use of non-GAAP financial measures. The additional non-GAAP financial information presented here should be considered in conjunction with, and not as a substitute for or superior to, the financial information presented in accordance with GAAP (such as operating profit, net income and earnings per share) and should not be considered measures of the Company’s liquidity.

BRINK’S HOME SECURITY HOLDINGS, INC.

and subsidiaries

NON-GAAP RECONCILIATION

(Unaudited)

	Nine Months Ended September 30,
(In millions)	2009	2008
Monthly recurring revenues (“MRR”)(a)	$43.4	$39.8
Amounts excluded from MRR:
Amortization of deferred revenue(b)	3.3	3.4
Other revenues(c)	1.2	2.0

Revenues on a GAAP basis:
September	47.9	45.2
January — August	371.8	351.9

Reported GAAP January — September Revenue	$419.7	$397.1

a)	MRR is calculated based on the number of subscribers at period end multiplied by the average fee per subscriber received in the last month of the period for contracted monitoring and maintenance services.

b)	Includes amortization of deferred revenue related to active subscriber accounts and recognition of deferred revenue related to subscriber accounts that disconnect

c)	Revenues that are not pursuant to monthly contractual billings, including revenues from such sources as ad-hoc field service calls, product sales and installation fees not subject to deferral, terminated contract penalty billings for breached contracts, pass-through revenue (alarm permit fees, false alarm fines, etc.) and partial month revenues recognized from customers who disconnected during the last month of the period and are, therefore, not included in MRR. This amount is reduced for adjustments recorded against revenue (primarily customer goodwill credits and other billing adjustments), and for the amount included in MRR for new customers added during the last month of the period for those portions of the month for which revenues were not recognized for such customers.

MRR is a non-GAAP financial measure used in this press release and related conference call and webcast. The Company uses MRR, a non-GAAP measure, to evaluate performance. The Company believes the presentation of MRR is useful to investors because the measure is widely used in the industry to assess the amount of recurring revenues from contracted monitoring and maintenance services that a monitored security alarm business produces. This supplemental non-GAAP information should be reviewed in conjunction with the Company’s consolidated statements of operations.

BRINK’S HOME SECURITY HOLDINGS, INC.

and subsidiaries

Adjusted EBITDA from Recurring Services and Adjusted Cash Invested in New Subscribers

Adjusted EBITDA from recurring services and adjusted cash invested in new subscribers are measures used to monitor our cash flow performance. We believe the presentation of adjusted EBITDA from recurring services is useful to investors as it provides a reasonable representation of the Company’s ability to generate cash from our established subscriber base, and adjusted cash invested in new subscribers illustrates the cash used to grow the subscriber base. This supplemental non-GAAP information should be reviewed in conjunction with our historical consolidated statements of cash flows.

The table below reconciles adjusted EBITDA from recurring services and adjusted cash invested in new subscribers for the three and nine months ended September 30, 2009 and 2008, to operating profit, their closest GAAP counterpart.

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2009	2008	2009	2008
Adjusted EBITDA from recurring services	$90.5	$81.9	$252.9	$239.7
Adjustment to royalty rate(a)	—	(6.8)	—	(19.5)
Depreciation and amortization	(23.0)	(21.5)	(67.8)	(63.9)
Impairment charges from subscriber disconnects	(18.9)	(16.7)	(48.7)	(41.4)
Amortization of deferred revenue	10.4	10.5	29.5	30.5

Profit from recurring services	59.0	47.4	165.9	145.4

Adjusted cash invested in new subscribers	(67.3)	(62.0)	(195.0)	(187.6)
Deferred revenue from new subscribers (current year receipts)	(9.9)	(10.7)	(30.5)	(34.3)
Deferred subscriber acquisition costs (current year payments)	5.3	5.8	16.4	17.9
Security system capital expenditures(b)	44.8	42.3	131.0	127.9
Brand Introduction(c)	(10.6)	—	(13.9)	—

Investment in new subscribers	(37.7)	(24.6)	(92.0)	(76.1)

Operating profit	$21.3	$22.8	$73.9	$69.3

a)	Our results of operations include a royalty expense that was charged to us by our former parent company for use of certain trademarks. The rate utilized for the three and nine months ended September 30, 2008 was approximately 7 percent of revenues in the United States and 3 percent of revenues outside of the United States. However, for the three and nine months ended September 30, 2009, the rate used was approximately 1.25 percent of revenues for both within and outside the United States. For comparison purposes, the current royalty rate of 1.25 percent was used for the three and nine months ended September 30, 2008. During 2008, a portion of royalty expense was allocated to investment in new subscribers (and is therefore excluded from this adjustment.

b)	Amount excludes non-security system capital expenditures of $3.3 million and $10.2 million for the three and nine months ended September 30, 2009 and $2.9 million and $7.4 million for the prior year comparable periods.

c)	Brand introduction expenses are excluded from adjusted cash invested in new subscribers.

Brink’s Home Security Holdings, Inc.

and subsidiaries

Non-GAAP Financial Measures Reconciliation

(Unaudited)

The following tables show the non-GAAP financial measures used in this press release and related conference call and webcast reconciled to the most directly comparable GAAP financial measures.

	Three Months Ended September, 30		Nine Months Ended September, 30
(In millions, except per share amounts)	2009	2008	2009	2008

GAAP operating profit	$21.3	22.8	73.9	69.3

Add: Adjustment to royalty rate (a)	—	7.8	—	22.4

Add: Brand Introduction	10.6	—	13.9	—

Non-GAAP operating profit (b)	$31.9	30.6	87.8	91.7

GAAP net income	$13.1	14.0	44.9	42.3

Add: Adjustment to royalty rate (a)	—	7.8	—	22.4

Add: Brand Introduction	10.6	—	13.9	—

Less: Tax effects of adjustments	(4.1)	(3.0)	(5.0)	(8.6)

Non-GAAP net income (b)	$19.6	18.8	53.8	56.1

GAAP earnings per share – diluted	$0.28	0.30	0.98	0.92

Add: Adjustment to royalty rate (a)	—	0.17	—	0.49

Add: Brand Introduction	0.23	—	0.30	—

Less: Tax effects of adjustments	(0.09)	(0.07)	(0.11)	(0.19)

Non-GAAP earnings per share – diluted (b)	$0.42	0.40	1.17	1.22

a)	The Company’s results of operations include a royalty expense that was charged to the Company by its former parent company for use of the Brink’s brand name. The rate utilized for fiscal year 2008 for the months January through October was a 7 percent rate in the United States and 3 percent outside of the United States. However, for the months of November and December 2008, the rate used was approximately 1.25 percent of revenue for both within and outside the United States.

b)	Non-GAAP figures for the three months and nine months ended September 30, 2009 as presented in the table above include the effect of the previously referenced non-cash litigation charges (see footnote (b) in the previous table reconciling adjusted EBITDA from recurring services to operating profit). The net charge for the nine months ended September 30, 2009 was $3.2 million, or $0.04 per share earnings on a diluted basis. A revised judgment was recently received for the suit associated with this non-cash litigation charge. Accordingly, for the three months ended September 30 2009 a non-cash credit was recorded benefitting the quarter in the amount of $1.2 million, or $0.02 per share earnings on a diluted basis.